Filed Pursuant to Rule 433

Registration Statement No. 333-230982

Genpact Announces Secondary Equity Offering on Behalf of Selling Shareholders

NEW YORK, August 13, 2019 — Genpact Limited (NYSE: G) (“Genpact”), a global professional services firm focused on delivering digital transformation, today announced an underwritten public offering of 12,500,000 common shares by certain shareholders, consisting of entities affiliated with Bain Capital Investors, LLC (“Bain Capital”) and its co-investor, GIC Private Limited (“GIC”, and together with Bain Capital, the “Selling Shareholders”).

After giving effect to this offering, the Selling Shareholders will beneficially own approximately 8.0% of Genpact’s outstanding common shares. In addition, after giving effect to this offering, Bain Capital and its co-investors will continue to be entitled to designate for nomination to Genpact’s board of directors one director under Genpact’s shareholder agreement with the Selling Shareholders, which provides that Bain Capital and its co-investors have the right to designate for nomination four directors to Genpact’s board of directors, subject to reduction based on certain minimum shareholding thresholds and other requirements and increases in certain circumstances.

Genpact is not selling any common shares in, and will not receive any proceeds from, the offering.

Goldman Sachs & Co. LLC is acting as the sole underwriter for the offering.

The issuer has filed a registration statement (including a prospectus) (File No. 333-230982) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates and which has become effective. A preliminary prospectus supplement relating to the offering will also be filed with the SEC. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer, the Selling Shareholders and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 866-471-2526, facsimile: 212-902-9316 or email: prospectusgroup-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Genpact

Genpact (NYSE: G) is a global professional services firm that makes business transformation real. We drive digital-led innovation and digitally-enabled intelligent operations for our clients, guided by our experience running thousands of processes primarily for Global Fortune 500 companies. We think with design, dream in digital, and solve problems with data and analytics. Combining our expertise in end-to-end operations and our AI-based platform, Genpact Cora, we focus on the details – all 90,000+ of us. From New York to New Delhi and more than 30 countries in between, we connect every dot, reimagine every process, and reinvent companies’ ways of working. We know that reimagining each step from start to finish creates better business outcomes. Whatever it is, we’ll be there with you – accelerating digital transformation to create bold, lasting results – because transformation happens here.

Safe Harbor

Statements in this press release concerning Genpact’s future expectations, plans and prospects, including statements concerning the proposed secondary public offering of common shares of Genpact and the Selling Stockholders’ beneficial ownership and related rights, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to those associated with market conditions and the satisfaction of customary closing conditions related to the proposed secondary offering, as well as other risks detailed in our filings made with the U.S. Securities and Exchange Commission, including the prospectus supplement and accompanying prospectus relating to this offering and Genpact’s Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although Genpact believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to put undue reliance on these forward-looking statements, which reflect management’s current analysis of future events and should not be relied upon as representing management’s expectations or beliefs as of any date subsequent to the time they are made. Genpact undertakes no obligation to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

Contacts

Investors:

Roger Sachs, CFA

+1 (203) 808-6725

roger.sachs@genpact.com

Media:

Danielle D’Angelo

+1 (914) 336-7951

danielle.dangelo@genpact.com